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                                                                    EXHIBIT 99.6


                                  PRESS RELEASE
                                  -------------


    ESCALADE AND SPORTCRAFT TERMINATE AGREEMENT FOR SALE OF ESCALADE SPORTS;
                      SPECIAL STOCKHOLDERS MEETING CANCELED

        EVANSVILLE, INDIANA, November 25, 1998 (Nasdaq: ESCA) - Escalade, Incorporated ("Escalade") today announced that Escalade and Sportcraft, Ltd. ("Sportcraft") have mutually terminated the Asset Purchase Agreement relating to Sportcraft's proposed acquisition of the assets of Escalade Sports. Escalade also announced that the special meeting of Escalade's stockholders to consider the asset sale, which was scheduled to be reconvened on December 18, 1998, has been canceled.

        Robert E. Griffin, Escalade's Chief Executive Officer, said: "Both Escalade and Sportcraft have worked hard to reach agreement on revised terms that would allow the sale of the Escalade Sports assets to proceed in a mutually acceptable manner. Unfortunately, uncertainties in the financing markets have caused both parties to conclude that we will not be able to agree on financial terms that would be satisfactory to both parties and that we both believe would result in a successful closing. Therefore, we have mutually terminated our Asset Purchase Agreement on a "no fault" basis and have waived our potential claims against each other."

        Mr. Griffin went on to say: "The proposed sale of the Escalade Sports assets was part of Escalade's strategic plan to enhance shareholder value. In light of these developments, we anticipate that Escalade will reevaluate its strategic options, and we will continue to search for ways to provide value to our stockholders."

        Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale Industries, Inc. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.


Contact: Robert E. Griffin or John R. Wilson